UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 3, 2012

JMG Exploration, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32438 (Commission File Number)	20-1373949 (IRS employer identification no.)
600 Brand Blvd., Suite 230, Glendale, CA	91203
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(818) 649-5710

(Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Appointment of Certain Officers

On December 3, 2012, JMG Exploration announced that Brendon Kensel had accepted the position of President, effective January 1, 2013.

Prior to joining AdVantage Networks, Mr. Kensel has been the Managing Partner of Kensel & Co., a M&A and corporate development advisory firm that provided corporate finance services to digital media, marketing, and technology organizations since 2007. Mr. Kensel is also an active advisor to several companies including JockTalk, a first-of-its-kind social media platform for professional athletes and fans, and PrimaHealth Credit, a patient-friendly healthcare finance company.

Earlier in his career Mr. Kensel was EVP and division President at eSynergies, a diversified digital marketing services company. Previously, Mr. Kensel was the founder and CEO of Salesmation, a leading rich media online advertising company that was acquired by eSynergies. Prior experience also includes marketing and management posts at El Pollo Loco, a national quick-service restaurant chain; Alcone Marketing Group, an Omnicom Group agency; and the Tacoma Rainiers Baseball Club, the AAA affiliate of the Seattle Mariners.

Mr. Kensel serves as a member of the Board of Directors of Project Access, a non-profit organization that assists low-income families by providing educational, health, and social services.

Mr. Kensel received a B.S. from Central Washington University and a M.B.A. from the Graziadio School of Business and Management at Pepperdine University. He studied global enterprise management at Kellogg College, University of Oxford.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JMG Exploration, Inc.

Dated: December 7, 2012	By:	/s/ David Eastman
David Eastman
Chief Financial Officer

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